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Exhibit 10.1

BEIGENE, LTD.

INDEPENDENT DIRECTOR COMPENSATION POLICY

        The purpose of this Independent Director Compensation Policy (this "Policy") of BeiGene, Ltd. (the "Company") is to provide a total compensation package that enables the Company to attract and retain, on a long-term basis, high-caliber directors who meet the general independence requirements under NASDAQ Rule 5605(a)(2). In furtherance of this purpose, effective as of the date of approval by the Board of Directors (the "Board") of the Company (the "Effective Date") of this Policy, all independent directors shall be paid compensation for services provided to the Company as set forth below:

Cash Retainers

Annual Retainer for Board Membership
For general availability and participation in meetings and conference calls of the Board. No additional compensation for attending individual Board meetings.	$45,000
Additional Annual Retainers for Committee Membership and Service as Chairperson
Audit Committee Chairperson:	$20,000
Audit Committee member:	$10,000
Compensation Committee Chairperson:	$15,000
Compensation Committee member:	$7,500
Nominating and Corporate Governance Committee Chairperson:	$10,000
Nominating and Corporate Governance Committee member	$5,000

        No additional compensation for attending individual committee meetings.

        All cash retainers will be paid quarterly, in arrears, or upon the earlier resignation or removal of the independent director. Cash retainers owing to independent directors shall be annualized, meaning that independent directors who join the Board during the calendar year, such amounts shall be pro-rated based on the number of calendar days served by such director.

Equity Retainers

        Upon initial election or appointment to the Board:    An initial equity grant (the "Initial Grant") in the form of a non-qualified share option to purchase 260,000 ordinary shares (i.e., 20,000 American Depositary Shares) on the date of such election or appointment (the "grant date" for the Initial Grant), which share option shall vest ratably over three years in annual installments commencing on the first anniversary of the grant date; provided, that, if not already vested, the Initial Grant shall vest in full on the date of the third annual meeting of shareholders following the grant date; provided, however, that all vesting shall cease if the board member resigns from the Board or otherwise ceases to serve as a director, unless the Board determines that the circumstances warrant continuation of vesting. For clarity, current independent directors who have not previously received the Initial Grant shall receive an Initial Grant upon the adoption of this Plan.

        Annual equity grants:    On the date of the Company's Annual Meeting of Shareholders (the "Annual Meeting"), each continuing independent member of the Board who is eligible to receive awards under this Plan and who has served as a director for the previous six months will receive an annual equity grant (the "Annual Grant") in the form a non-qualified share option to purchase 169,988 ordinary shares (i.e., 13,076 American Depositary Shares) on the date of the Annual Meeting (the "grant date" for the Annual Grant), which share option shall vest in full (i.e., in a single installment) upon the earlier to occur of the first anniversary of the date of grant or the date of the next Annual Meeting; provided, however, that all vesting shall cease if the director resigns from the Board or otherwise ceases to serve as a director, unless the Board determines that the circumstances warrant continuation of vesting.

        All of the foregoing option grants will have an exercise price equal to the fair market value of a share of Company's American Depositary Shares on the NASDAQ Stock Market, as converted to a per ordinary share basis, on the date of grant. Additionally, all of the foregoing option grants shall be subject to the terms of the 2016 Share Option and Incentive Plan.

Expenses

        The Company shall reimburse all reasonable out-of-pocket expenses incurred by independent directors in attending Board and committee meetings.

ADOPTED: November 16, 2016
EFFECTIVE: November 16, 2016

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  Exhibit 10.1
BEIGENE, LTD. INDEPENDENT DIRECTOR COMPENSATION POLICY